Exhibit 99.1

Contacts: Patrick Machado Chief Business & Financial Officer (415) 829-4101	Anne Bowdidge Senior Director of Investor Relations (650) 218-6900

MEDIVATION REPORTS FIRST QUARTER FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco (May 8, 2012) — Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the first quarter ended March 31, 2012.

“Medivation enters 2012 in a strong financial position to support the continued growth of our business during what will prove to be a landmark year for the company as we and our corporate partner Astellas prepare for the potential approval and launch of enzalutamide,” said David Hung, M.D., president and chief executive officer of Medivation. “We have completed our pre-NDA meeting with the FDA, and are on track to file our U.S. NDA in the second quarter. In addition to planning for a successful launch later this year, we continue to make strong progress on the development front. We expect to complete enrollment of approximately 1,700 patients in our Phase 3 PREVAIL trial later this month, and recently expanded enzalutamide development into a new indication, with the initiation of a clinical study in breast cancer.”

Recent Developments and Anticipated Milestones

Enzalutamide (formerly MDV3100)

•	Granted the generic name enzalutamide (formerly MDV3100) by the United States Adopted Name Council.

•

Presented positive results on all efficacy endpoints from the Phase 3 AFFIRM trial, which evaluated the effect of enzalutamide on overall survival in men with prostate cancer who have previously been treated with chemotherapy, during a late-breaking podium presentation at the American Society of Clinical Oncology 2012 Genitourinary Cancers Symposium in February.

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On the primary endpoint of overall survival, enzalutamide produced a 4.8-month advantage in median overall survival compared to placebo, with median survival of 18.4 months in the enzalutamide group versus 13.6 months in the placebo group. Enzalutamide provided a 37% reduction in risk of death compared to placebo (hazard ratio = 0.631).

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Enzalutamide also met all secondary endpoints in the AFFIRM trial, including radiographic progression-free survival, soft tissue response rate, and time to prostate specific antigen progression with strong statistical significance.

•	Enzalutamide was well tolerated in the AFFIRM trial. Common side effects included fatigue, diarrhea and hot flush. Serious adverse events, adverse events causing patients to stop treatment, and adverse events causing death were all lower in the enzalutamide group than in the placebo group. Grade 3 or greater side effects of interest were fatigue (6.3% in the enzalutamide group versus 7.3% in the placebo group), cardiac disorders (0.9% versus 2.0%) including myocardial infarction (0.3% versus 0.5%), seizure (0.6% versus 0.0%) and liver function test abnormalities (0.4% versus 0.8%).

•

Completed pre-NDA (New Drug Application) meeting with the Food and Drug Administration (FDA) to discuss the positive interim results of the Phase 3 AFFIRM trial and reach agreement on the content and format of the proposed NDA for enzalutamide in post-chemotherapy prostate cancer patients. Based on conversations with the agency, Medivation and its partner Astellas intend to submit an NDA in the second quarter of 2012, and to request priority review. Submission of a marketing authorization application for post-chemotherapy prostate cancer patients in Europe is also planned for 2012.

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Completed recruitment of its sales management team and medical affairs field force, and commenced recruitment of its sales force, in preparation for the potential launch of enzalutamide in 2012. Medivation will provide fifty percent of the sales and medical affairs field forces in support of enzalutamide in the United States.

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Continued to enroll patients in the Phase 3 PREVAIL trial of enzalutamide in men with advanced prostate cancer who have not yet received chemotherapy. The global trial is expected to be fully enrolled this month with approximately 1,700 men, although the Company may elect to keep enrollment open in certain Asian countries. The co-primary endpoints in this trial are overall survival and progression-free survival.

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Continued to enroll patients in the Phase 2 TERRAIN trial, which is comparing the effect of enzalutamide versus bicalutamide, the most commonly used anti-androgen, on progression-free survival in approximately 370 men with advanced prostate cancer who have progressed following medical castration with LHRH analog therapy or surgical castration. The primary endpoint in this trial is progression-free survival.

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Completed patient enrollment in an open-label Phase 2 clinical trial designed to evaluate the effect of enzalutamide in 67 men with advanced prostate cancer who have not had any previous hormonal therapies. The primary endpoint in this trial is prostate specific antigen response.

•	Initiated patient enrollment in a Phase 1 study evaluating the safety, tolerability and pharmacokinetics of enzalutamide in combination with docetaxel in 18 men with advanced prostate cancer.

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Initiated patient enrollment in an open-label Phase 1 study of enzalutamide, including a dose-escalation stage, in approximately 24 patients with breast cancer. The study is designed to evaluate the safety and tolerability of daily enzalutamide in breast cancer patients who have failed prior hormonal therapy.

Corporate

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Completed the offering of $258.8 million aggregate principal amount of 2.625% convertible senior notes due April 1, 2017, raising net proceeds of $251.0 million. Medivation expects to use the net proceeds from the offering for working capital and other general corporate purposes, including preparation for the potential U.S. commercial launch of enzalutamide in 2012 should it receive approval.

First Quarter 2012 Financial Results

Revenue for the first quarter of 2012 was $36.8 million, consisting of partial recognition of the non-refundable up-front and development milestone payments to date from the Company’s corporate partner Astellas and former partner Pfizer. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

Due to the termination of the Pfizer collaboration, the Company recognized $30.9 million of deferred revenue from that collaboration in the first quarter of 2012 and expects to recognize $35.6 million and $5.5 million of the remaining deferred revenue from that collaboration in the second and third quarters of 2012, respectively. Based on its current estimate of the performance period under the Astellas collaboration, the Company expects to continue to recognize the $65.3 million of deferred revenue remaining from that collaboration as of March 31, 2012 at a rate of approximately $5.9 million per quarter until all such deferred revenue has been recognized.

Total operating expenses for the first quarter were $35.7 million, compared with total operating expenses of $23.8 million for the same period in 2011. These figures include non-cash stock-based compensation expense of $4.3 million in the quarter ended March 31, 2012, compared with $3.6 million for the same period in 2011.

Medivation reported net income for the quarter ended March 31, 2012 of $440,000, or $0.01 per diluted share, compared with a net loss of $8.5 million, or $(0.24) per diluted share, for the same period in 2011. The net income in the first quarter of 2012 resulted from the acceleration of unamortized revenue from the Company’s former collaboration with Pfizer. The Company expects to return to a net loss position in the second or third quarter of 2012 after all unamortized Pfizer collaboration revenue has been fully recognized.

Cash, cash equivalents and short-term investments at March 31, 2012 totaled $380.1 million, compared with $145.1 million at December 31, 2011. The increase was related principally to the receipt of net proceeds of $251.0 million from the Company’s registered offering of $258.8 million aggregate principal amount of 2.625% convertible senior notes due April 1, 2017, which was completed in March 2012.

2012 Financial Outlook

Medivation continues to expect total operating expenses for 2012, net of cost-sharing payments from Astellas, to be between $155 and $170 million. This forecast includes approximately $17 million of non-cash stock-based compensation expense. Medivation also expects to incur approximately $15 million in capital expenditures in 2012, primarily related to its new corporate and commercial headquarters.

Medivation continues to expect to receive $45 million in development milestone payments in 2012 under its collaboration agreement with Astellas, based on the assumed acceptance for filing of marketing applications for enzalutamide in post-chemotherapy prostate cancer patients in both the U.S. and Europe ($10 million and $5 million, respectively) and the anticipated approval of the U.S. marketing application ($30 million) in 2012. Medivation is required to share ten percent of any such development milestone payments received with the licensor of its enzalutamide technology.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partner Astellas, Medivation currently has the investigational drug enzalutamide in Phase 3 development to treat advanced prostate cancer and in Phase 1 development to treat breast cancer. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the expected timing of filing an NDA with the FDA and other regulatory submissions regarding enzalutamide, the potential future regulatory approval and commercialization of enzalutamide, our potential request that the FDA grant us priority review for our anticipated NDA, and other statements with respect to future clinical trial events or results, the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreement with Astellas, Medivation’s expectations regarding its anticipated use of proceeds from the offering of its convertible senior notes, Medivation’s anticipated future financial results, and the potential receipt of development milestone payments under Medivation’s collaboration agreement, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to the potential regulatory approval and commercialization of enzalutamide and related timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned enzalutamide trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, Medivation’s dependence on the efforts of and funding by Astellas for the development of enzalutamide, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreement with Astellas, the manufacturing of Medivation’s product candidates, the industry and competitive market, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, Medivation’s outstanding convertible senior notes, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended March 31, 2012, which will be filed tomorrow with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2012	2011
Collaboration revenue	$36,825	$14,709
Operating expenses:
Research and development	20,030	17,618
Selling, general and administrative	15,687	6,156

Total operating expenses	35,717	23,774

Income (loss) from operations	1,108	(9,065)
Other income (expense):
Interest expense	(585)	—
Interest income	27	41
Other expense	(98)	(333)

Total other income (expense), net	(656)	(292)

Net income (loss) before income tax expense (benefit)	452	(9,357)
Income tax expense (benefit)	12	(905)

Net income (loss)	$440	$(8,452)

Basic earnings (loss) per common share	$0.01	$(0.24)

Diluted earnings (loss) per common share	$0.01	$(0.24)

Weighted-average common shares used in the calculation of basic earnings (loss) per common share	35,953,664	34,662,648

Weighted-average common shares used in the calculation of diluted earnings (loss) per common share	38,649,733	34,662,648

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$180,147	$70,136
Short-term investments	199,939	74,996
Receivables from collaboration partners	14,515	12,545
Prepaid expenses and other current assets	9,551	10,512

Total current assets	404,152	168,189
Property and equipment, net	3,744	720
Restricted cash	6,305	5,489
Other non-current assets	6,581	719

Total assets	$420,782	$175,117

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,659	$5,588
Accrued expenses	33,888	24,014
Deferred revenue	64,889	59,762
Other current liabilities	1,097	270

Total current liabilities	110,533	89,634
Convertible notes, net of unamortized discount of $71,298 at March 31, 2012	187,452	—
Deferred revenue, net of current	41,557	83,509
Other non-current liabilities	416	653

Total liabilities	339,958	173,796

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; 36,209,696 and 35,731,838 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	362	357
Additional paid-in capital	330,320	251,242
Accumulated other comprehensive (loss) gain	(7)	13
Accumulated deficit	(249,851)	(250,291)

Total stockholders’ equity	80,824	1,321

Total liabilities and stockholders’ equity	$420,782	$175,117

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